Exhibit 23.3

CONSENT OF RAYMOND CHABOT GRANT THORNTON

We have issued our report dated March 15, 2004, accompanying the financial statements of Adaltis US Inc. contained in the Registration Statement on Form F-3 dated June 16, 2004 of Trinity Biotech PLC and the related Prospectus for the issuance of 3,479,000 Class A Ordinary Shares. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Raymond Chabot Grant Thornton
Chartered Accountants
General Partnership

Montreal, Canada
June 16, 2004